EXHIBIT 11


                           BULL RUN CORPORATION

                 COMPUTATION OF EARNINGS (LOSS) PER SHARE

              (Dollars in thousands, except amounts per share)



                                       Three Months Ended   Nine Months Ended
                                           September 30        September 30
                                        1995      1994       1995        1994


Primary:
  Net income (loss) . . .              $   27    $     97    $   671    $  (17)
Primary shares:
 Weighted average number of shares
 outstanding . . . . . .               22,099      12,505     22,120     12,505
 Assuming exercise of operations        1,260         122      1,121
 Weighted average number of shares
 outstanding, as adjusted              23,359      12,627     23,241     12,505

Primary earnings per share:

  Net income (loss) . . .             $   .00     $   .01    $   .03     $ (.00)

Assuming full dilution:

 Net income (loss) . . .              $    27     $    97     $  671     $  (17)

Fully diluted shares:

 Weighted average number of shares
 outstanding                           22,099      12,505     22,120     12,505

 Assuming exercise of options . . . .   1,287         140      1,288

 Weighted average number of shares
 outstanding, as adjusted              23,386      12,645     23,408     12,505

Fully diluted earnings per share:
 Net income (loss) . . .             $    .00     $   .01    $   .03     $ (.00)

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